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                                                                    EXHIBIT 99.1

MARINE BANCSHARES FILES FORM 15 WITH SECURITIES AND EXCHANGE COMMISSION

Marine Bancshares, Inc., the holding company for Marine National Bank of Naples is announcing the filing of a Form 15 with the Securities and Exchange Commission (the "SEC").

Marine Bancshares filed the Form 15 with the SEC in order to effect a termination of registration of its common stock under the Securities and Exchange Act of 1934 (the "1934 Act").

Upon the filing of the Form 15, the obligations of Marine Bancshares to file with the SEC certain reports and forms, including 10-KSB, 10-QSB and 8-K ceased. Upon the effectiveness of the Form 15, which is anticipated to be within 90 days, the obligations of Marine Bancshares to file with the SEC proxy statements will cease. In addition, the common stock of Marine Bancshares will no longer be eligible for quotation on the OTC Bulletin Board.

Marine Bancshares is taking this action in order to reduce corporate costs associated with being a "reporting company" under the 1934 Act. Pierce T. Neese, Chairman and CEO stated "after careful consideration, the board of directors determined to file the Form 15 and take action to deregister the common stock under the 1934 Act. Our common stock is held almost exclusively by people in the local community and since our public offering has been extremely thinly-traded. The board of directors decided the advantages of being a reporting company under the 1934 Act do not offset the costs associated with SEC reporting requirements. Subsequent to deregistration, Marine Bancshares will incur significantly reduced accounting and legal fees and the administrative burdens of our management will be reduced."

In February 1999, Marine Bancshares issued its common stock in an underwritten offering. In the offering, Marine Bancshares sold 1,150,000 shares of common stock, par value $.01 at an initial price of $10 per share. The common stock of Marine Bancshares is currently held by approximately 144 record holders, including approximately 39 broker-dealers and other institutions with Depository Trust Company listings.

Marine National Bank of Naples is the only subsidiary of Marine Bancshares and operates an office located in Naples, Florida.